Exhibit 10.51

February 11, 2007

Paul Hawran

P.O. Box 1162

Rancho Santa Fe, CA 92067

Dear Paul:

Sequenom, Inc. (the “Company”) is pleased to confirm the following offer to you for retention as a consultant to the Company starting February 15, 2007 (the “Consulting Start Date”) and ending March 31, 2007 (the “Consulting Period”) and for employment as the Company’s Chief Financial Officer starting April 1, 2007 (the “Employment Start Date”). This offer is subject to the terms and conditions set forth in this offer letter and approval by the Company’s Compensation Committee of the Board of Directors (“Compensation Committee”). In order to accept this offer, you must resign as a member of the Company’s Board of Directors prior to your acceptance.

PRIOR GRANT

Your previously granted non-qualified stock option grant of August 21, 2006 to purchase 40,000 shares of common stock shall continue to vest per the terms of that grant provided that you provide Continuous Service to the Company as defined in the Company’s 2006 Equity Incentive Plan (“Continuous Service”) through the applicable vesting date.

CONSULTING

During the Consulting Period you shall provide financial management oversight and guidance to the finance department of the Company, shall perform capital raising and investor relations related activities, and other tasks as directed by the President and Chief Executive Officer (collectively “Consulting Services”). Standard consulting engagement terms such as confidentiality and assignment of inventions shall be included in a consulting agreement to be entered into between you and the Company prior to the Consulting Start Date.

In consideration of the Consulting Services, the Company shall pay you a consulting fee of $25,000 per month, pro-rated for half a month of Consulting Services during February.

You will also be granted a non-qualified stock option to purchase 135,000 shares of common stock. Such option (and all other options set forth in this offer letter) shall be subject to the terms of the Company’s 2006 Equity Incentive Plan and standard form of stock option agreement. The exercise price per share shall be equal to the fair market value of a share of common stock on the grant date, which will be the later of the Consulting Start Date or the date that the Compensation Committee approves your stock option grant (“Grant Date”). Twenty-five percent of the shares subject to the option shall become exercisable and vest on the first anniversary of your Consulting Start Date and the balance of the shares shall vest in 36 successive equal monthly installments thereafter, provided that you are providing Continuous Service during the period commencing on the Grant Date and through each applicable vesting date.

You will also be granted a non-qualified stock option to purchase a total of 25,000 shares of common stock allocated and based on meeting the goals as set forth below. The exercise price per share shall be equal to the fair market value of a share of common stock on the Grant Date.

1.) 5,000 shares; Lease: restructure the existing lease for the premises at 3595 John Hopkins Court, San Diego, to reduce operating costs in future years while also assuring sufficient space for projected Company growth. This may entail relocating to new facilities and must be delivered cost effectively by year end 2008.

2.) 10,000 shares; Corporate Development: lead and close by year end 2009, a merger, acquisition, or in-licensing transaction that incrementally grows the Company’s revenues by at least 20% over the Company’s revenue projection excluding the impact of the transaction, for the first full calendar year following the transaction. Such transaction must be anti-dilutive or dilutive at a level acceptable to the Company’s Board of Directors.

3.) 10,000 shares; Investor Relations: By year end 2008, secure three credible sell side Wall Street analysts (excluding analysts that are already in communication with the Company) to cover the Company.

Successful completion of the goals, interpretation of the goals, and revision to the goals if any, shall be determined by the Compensation Committee with recommendation from the Company’s Chief Executive Officer. With respect to each goal, if and contingent upon you meeting each goal, and provided that you provide Consulting Services through the Consulting Period and are employed by the Company effective April 1, 2007 and remain employed or otherwise provide Continuous Service through the applicable vesting date, then fifty percent of the options for each goal will vest upon confirmation that the goal has been met (such confirmation to occur within a reasonable timeframe following completion), and the remaining fifty percent of the options allocated to such goal will vest one year following such confirmation.

EMPLOYMENT

You agree to serve as an Executive Officer of the Company and shall have the duties and responsibilities commensurate with such position and as directed by the Chief Executive Officer. Base compensation for the Chief Financial Officer position will be at the rate of $25,000 per month (which annualizes to $300,000). You will report to the Company’s President and Chief Executive Officer. You will be eligible for an annual cash bonus opportunity of up to 30% of your annual base compensation. This bonus opportunity will be paid based upon your achievement of significant, measurable goals for 2007. Executive goals and compensation for reaching such goals are subject to approval by the Compensation Committee. The bonus plan is operated at the sole discretion of the Company and is subject to review and/or modification at any time.

Benefits:

Upon employment, the Company will also provide you with the usual health insurance benefits it generally provides to its other executive employees. Except for any waiting period that may be applicable, you will have the immediate right to participate in and receive benefit from life, accident, disability, medical, pension, bonus, stock, profit sharing and savings plans and similar benefits made available generally to executives of the Company as such plans and benefits may be adopted by the Company. These plans may, from time to time, be amended or terminated.

Other Activities:

Except upon prior approval of the Chief Executive Officer, you shall not during the period of employment engage, directly or indirectly, in any other business activity that is or maybe competitive with, or might place you in a competing position to that of the Company. The Company acknowledges and accepts that you are currently a member of the Board of Directors of Cytori Therapeutics and that you may desire to accept a Board position with another company in the future.

Vacation:

Your vacation time shall be in accord with the Company’s vacation policy, except that, in addition to vacation benefits provided under the Company’s policy, you will be permitted to take an additional 5 days of paid vacation during June 2007.

Enclosed for your review and signature is a “Proprietary Information and Inventions Agreement”. In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm, or corporation, which would prevent, limit or impair in any way the performance by you of your duties as a consultant during the Consulting Period or as an employee of the Company thereafter.

It is understood that you are not being offered a consulting engagement or employment for a definite period of time and that either you or the Company may terminate the consulting or employment relationship at any time and for any reason without prior notice. The “at-will” nature of the employment between you and the Company cannot be changed or modified other than in writing signed by the President & CEO.

This offer is contingent upon successful completion of a background investigation, which may include civil and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Harry Stylli
Harry Stylli, Ph.D.
President and Chief Executive Officer
Sequenom, Inc.

Agreed:	/s/ Paul Hawran	Date: February 14, 2007
Paul Hawran

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